EXHIBIT 99.2

PRESENTATION

Annual Investor and Analyst Conference Waldorf Astoria, New York City March 29, 2007

Forward Looking Statements This presentation contains forward-looking statements and information that are based on EPCO's beliefs, as well as assumptions made by and information currently available to it. When used in this presentation, words such as anticipate, project, expect, plan, goal, forecast, intend, could, believe, may, and similar expressions and statements regarding the plans and objectives of EPCO for future operations, are intended to identify forward-looking statements. Although EPCO believes that such expectations reflected in such forward looking statements are reasonable, it cannot give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those EPCO anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on EPCO's results of operations and financial condition are: Fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces; A reduction in demand for products by the petrochemical, refining or heating industries; The effects of EPCO's, Enterprise Products Partners L.P.'s or TEPPCO Partners, L.P.'s debt levels on future fin ancial and operating flexibility; A decline in the volumes of NGLs delivered by Enterprise Products Partners' facilities; The failure of credit risk management efforts to adequately protect against customer non-payment; Actual construction and development costs could exceed forecasted amounts; Operating cash flows from capital projects may not be immediate; Terrorist attacks aimed at Enterprise Products Partners' or TEPPCO's facilities; and The failure to successfully integrate operations with assets or companies, if any, that may be acquired in the future. EPCO has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

EPD and TPP System Map

Benefits of EPCO Ownership in EPD, TPP and EPE To Producing and Consuming Customers Common business principles: deal with integrity; create win/win solutions and develop long-term relationships EPD and TPP can partner through joint ventures to provide customized services and infrastructure To EPD, TPP, DEP and EPE Unitholders Shared services organization reduces certain GA and operating expenses which increases DCF Experience of EPCO's management team Alignment with limited partners through significant ownership of LP units and elimination of 50% GP IDRs at EPD and TPP and no IDRs at DEP EPCO's long-term investment horizon and track record of creating value